October 9, 2009	Exhibit 5.1

Continental Resources, Inc.

302 N. Independence, Suite 1500

Enid, Oklahoma 73701

Ladies and Gentlemen:

We have acted as counsel for Continental Resources, Inc., an Oklahoma corporation (the “Company”) with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and Banner Pipeline, L.L.C., an Oklahoma limited liability company (the “Subsidiary Guarantor”), on the date hereof with the Securities and Exchange Commission (the “Commission”) in connection with (i) the issuance by the Company of up to $300,000,000 aggregate principal amount of its 8.25% Senior Notes due 2019 (the “Exchange Notes”) pursuant to the Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”) in exchange for up to $300,000,000 aggregate principal amount of the Company’s outstanding 8.25% Senior Notes due 2019 (the “Outstanding Notes”) and (ii) the Subsidiary Guarantor’s unconditional guarantee of the payment of the Exchange Notes (the “Guarantee”) also being registered pursuant to the Registration Statement under the Securities Act.

The Outstanding Notes were issued, and the Exchange Notes will be issued, under an Indenture, dated as of September 23, 2009 (the “Indenture”), among the Company, the Subsidiary Guarantor and Wilmington Trust FSB, as trustee.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture and (iii) such other certificates, statutes and other instruments and documents as we have considered appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based on the foregoing, we are of the opinion that when the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and issued and delivered as contemplated by the Registration Statement, (i) such Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (ii) the Guarantee of the Subsidiary Guarantor will remain the valid and binding obligations of the Subsidiary Guarantor, enforceable against the Subsidiary Guarantor in accordance with its terms, except in each case as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law).

We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

We are not members of the bar of the State of Oklahoma. We have relied as to matters of Oklahoma law on the opinion of Donald P. Fischbach, the General Counsel of the Company, which opinion is also filed as an exhibit to the Registration Statement. The opinions expressed herein are limited exclusively to the laws of the State of New York and, in reliance on the opinion of Donald P. Fischbach, the laws of the State of Oklahoma, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied on for any other purpose.

Very truly yours,

/s/ Vinson & Elkins L.L.P.